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                                                                   EXHIBIT 23(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated February 7, 2003, except for Notes 8 and 9, for which the date is March 14, 2003 relating to the financial statements which appear in Champion Enterprises, Inc.'s Annual Report on Form 10-K for the year ended December 28, 2002. We also consent to the incorporation by reference of our report dated February 7, 2003 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
May 21, 2003